Filed pursuant to Rule No. 424(b)(3)

File Number 333-87774

Prospectus Supplement No. 1

(to Prospectus dated August 28, 2002)

KFx Inc.

24,595,204 Shares of Common Stock

This Prospectus Supplement No. 1 supplements our prospectus dated August 28, 2002. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 1 in conjunction with the prospectus listed above.

Amendments to Selling Stockholder Table

The information contained in the table and in the footnotes to the table under the heading “Selling Stockholders” is hereby amended with respect to the selling stockholders listed below as follows:

Selling Stockholder	Total Common Stock Beneficially Owned Before Offering	Maximum Number of Shares Offered Hereby		Shares of Common Stock Beneficially Owned After Offering
Name	(1) Number	Number		(2) Number	(3) %
Westcliff Fund, L.P.	560,052	560,052	(6)	0	*
Westcliff Ventures Fund, L.P.	607,879	607,879	(7)	0	*
Westcliff Long/Short, L.P.	327,285	327,285	(8)	0	*
Westcliff Public Ventures – KFx, L.P.	3,640,100	3,640,100	(9)	0	*
Peninsula Fund, L.P.	850,000	850,000	(10)	0	*
Ritchie Opportunistic Trading, Ltd.	426,250	426,250	(11)	0	*

(6)	The Cancer Center of Santa Barbara, the Parker Foundation and the University of San Francisco have transferred their assets to Westcliff Fund, L.P. and are now limited partners of Westcliff Fund, L.P. The shares listed as beneficially owned by Westcliff Fund, L.P. are comprised solely of shares of common stock and shares of common stock issuable upon the exercise of warrants transferred by these three entities.

(7)	The selling stockholder changed its name from Westcliff Public Ventures Fund, L.P. to Westcliff Ventures Fund, L.P. on July 31, 2004.

(8)	Includes 51,700 shares of common stock and 142,455 shares of common stock issuable upon the exercise of warrants that were transferred to Westcliff Long/Short, L.P. by Westcliff Public Ventures Fund, L.P. on September 30, 2004.

(9)	Includes 51,365 shares of common stock and 206,085 shares of common stock issuable upon the exercise of warrants that were transferred to Westcliff Public Ventures - KFx, L.P. by Westcliff Public Ventures Fund, L.P. on September 30, 2004.

(10)	Common Sense Partners, L.P. assigned all of its assets and investors to Peninsula Fund, L.P. on January 16, 2004. Peninsula Capital Management Inc. is the money manager for both of these entities.

(11)	Represents shares of common stock issuable upon the exercise of warrants that were originally issued to RAM Trading, Ltd., and were reissued to its affiliate, Ritchie Opportunistic Trading, Ltd., at the request of RAM Trading, Ltd.

The date of this prospectus supplement is December 1, 2004.